UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2016

Patriot National, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida	33301
	(Address of Principal Executive Offices)	(Zip Code)

(954) 670-2900

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2016, the Board of Directors (the “Board”) of Patriot National, Inc. (the “Company”) increased the size of the Board from five to six members and appointed Michael Corey as a director of the Company, effective immediately, to fill the resulting vacancy. The Board affirmatively determined that Mr. Corey is independent under the guidelines for director independence set forth in the Company’s Corporate Governance Guidelines and under applicable New York Stock Exchange rules. Mr. Corey has not yet been appointed to serve on any committees of the Board.

Mr. Corey will receive a pro rata portion of the Company’s standard compensation provided for service on the Board. In 2015, each of our non-employee directors was entitled to director compensation of (i) a cash retainer of $60,000, payable quarterly and (ii) an equity award of $60,000 under the Company’s 2014 Omnibus Incentive Plan. The Company may reimburse directors for any reasonable expenses incurred by them in connection with services provided in such capacity. The Company has not yet determined the compensation to be paid to directors who are not employees of the Company for 2016.

The Company expects Mr. Corey to enter into the standard director indemnification agreement that the Company has with its directors. A copy of a substantially similar form of the indemnification agreement is filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 filed on December 15, 2014 (File no. 333-200972)).

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being filed with this Current Report on Form 8-K.

99.1	Press Release dated January 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

Date: January 26, 2016	By:	/s/ Christopher A. Pesch
	Name:	Christopher A. Pesch
	Title:	Executive Vice President, General Counsel, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated January 26, 2016.